Exhibit 23.1

We consent to the inclusion in the Registration Statements on Form 10 of Bayview Acquisition Corp (hereinafter the “Company”) of our report dated March 23, 2011 with respect to the balance sheet as of December 31, 2010, and the related statements of operations, stockholders’ (deficit) equity, and cash flows for the period from inception on December 30, 2010 through December 31, 2010 to be included in this Registration Statements (Form 10).

/s/ SAM KAN & COMPANY ___________________________________
Firm’s Manual Signature
Alameda, CA ___________________________________
City, State
July 25, 2011 ___________________________________
Date